Exhibit 10.4

Beauty Lab Franchise Agreement

This Franchise Agreement (“Agreement”) is made and entered into on [●] by and between:

(1) MY BEAUTY TECHNOLOGY LIMITED (Company No. 2874927), a company incorporated and existing under the laws of Hong Kong with its registered office at Suites 1803-1806, 18/F, Hang Lung Centre, 2-20 Paterson Street, Causeway Bay, Hong Kong (hereinafter referred to as the “Franchisor”); and

(2) [●] (Company No. [●]), a company incorporated and existing under the laws of Hong Kong with its registered office at [address] (hereinafter referred to as the “Franchisee”).

Recitals

A. The Franchisor owns a distinctive business model and has established a strong public reputation and unique brand image for its business.

B. The Franchisor (and/or its subsidiaries or affiliates) is the lawful owner of certain trade marks and logos widely recognised as symbols of high-quality beauty and wellness products and services.

C. The Franchisor wishes to expand its franchise network and is therefore willing to grant the Franchisee the exclusive master franchise rights for the Territory as set out in this Agreement.

D. The Franchisee desires to operate, during the Term, as the exclusive master franchisee in the Territory.

E. The Franchisee acknowledges that it bears all risks associated with operating the Master Franchise Business.

F. The Franchisee confirms that it has obtained full legal and financial advice on the contents of this Agreement prior to execution.

NOW, THEREFORE, the parties hereby agree as follows.

1. Definitions and Interpretation

Unless inconsistent with the context, the following terms shall have the meanings given below:

Term	Meaning

Business	The business of providing high-quality beauty and wellness products and services.
Master Franchise Business	Has the meaning given in Clause 2.4.

Concept	The operating model developed by the Franchisor for offering products and services based on the System and Trade Marks.
Equipment	The equipment, fixtures and fittings supplied by the Franchisor for establishing and operating the Master Franchise Business.
Initial Training	Training on the correct operation of the System and Concept, including introductory courses and other content as the Franchisor may determine from time to time.
Proprietary Know-how	The Franchisor’s accumulated knowledge and expertise relating to the Business.
Manual	The Franchisor’s operations manual containing detailed information on the System and Business operations.
Marketing Materials	Advertising and promotional materials approved by the Franchisor, as amended from time to time.
Trade Marks	The Beauty Lab brand trade marks described in the Schedule.
Premises	Any location proposed by the Franchisee (and/or sub-franchisees) and approved by the Franchisor for operating the Master Franchise Business.
Products	Various beauty and wellness products required for the Business.
Services	Beauty and wellness services prepared and provided in accordance with the Concept.
Territory	Limited to the address of the Franchisee’s first Hong Kong outlet (relocation permitted), excluding any other branches.

2. Grant of Rights

2.1 Subject to the terms of this Agreement, the Franchisor grants the Franchisee the exclusive right within the Territory to operate the Master Franchise Business and to use the Trade Marks, intellectual property, technology and System necessary for such operation. All other rights are reserved to the Franchisor.

2.2 The rights granted under this Agreement are exclusive within the Territory. The Franchisee may sub-franchise such rights within the Territory in accordance with this Agreement.

2.3 The Franchisor (and/or its subsidiaries or affiliates) is the sole owner of the Trade Marks, Proprietary Know-how and System, and has the power to grant the rights set out herein.

2.4 The Franchisee may operate any business falling within the Franchisor’s Beauty Lab brand scope, including but not limited to scalp and hair management services and women’s wellness services (excluding intimate treatments) (collectively the “Master Franchise Business”) without further authorisation or consent for advertising or business activities.

3. Term and Renewal

3.1 This Agreement takes effect on [date] and remains in force until terminated in accordance with Clause 11 or any other provision of this Agreement.

3.2 During the Term, and save for the initial payments set out in Clause 4, no further renewal franchise fee is payable and the Franchisor shall have no further initial obligations.

3.3 Renewal is at the Franchisor’s sole discretion. Provided the Franchisee gives written notice of its desire to renew not more than nine (9) months and not less than six (6) months before the expiry of the Term, and satisfies all renewal conditions (including full compliance with this Agreement and meets all renewal conditions set by the Franchisor), the Franchisor shall consider such renewal.

3.4 If the Franchisor decides not to renew, it shall give the Franchisee written notice at least six (6) months before expiry of the Term.

4. Financial Obligations of the Franchisee

4.1 Payments

4.1.1 Initial Fee

Within five (5) working days after signing this Agreement, the Franchisee shall pay the initial franchise fee of HKD $750,000 via bank transfer to secure and establish its franchise rights. This initial fee includes the cost of: Hair and scalp care products valued at HKD $88,000; and Four (4) pieces of equipment valued at HKD $298,000. Pre-opening Services: The Franchisor undertakes to perform a series of procedures to assist the Franchisee in preparing for store opening, including but not limited to site selection, assistance with company registration, and new store design and decoration. Failure to pay on time incurs a default penalty of HK$10,000. The Franchisor may terminate under Clause 11 and claim HK$100,000 plus additional losses for non-payment.

●	Product Delivery – Within fourteen (14) days of receipt of the Initial Fee, the Franchisor shall deliver the scalp-care products to the Franchisee’s designated location at the Franchisor’s cost, together with a complete product list and quality report.

●	Equipment Installation – The Franchisor shall install the four devices at the Franchisee’s location within fourteen (14) days of payment and provide necessary operational training, all at the Franchisor’s cost and ensure installation quality meets industry standards.

4.1.2 Royalty and Promotional Fees

A fixed monthly fee of HK$50,000 shall be paid to the Franchisor for Facebook and Instagram marketing, covering promotional services for up to ten (10) customers per month. Where fewer than ten new customers are attracted, the fee shall be HK$5,000 per customer.

4.1.3 Brand Management Fee

The Franchisee shall pay franchise license fee to the Company HK$150,000 per annum for each of the first three (3) years, and HK$80,000 per annum from the fourth year onwards, entitling it to use all authorised promotional posters, videos and design materials for that year.

4.1.4 Other Fees

The Franchisee shall prepay the agreed fees for any additional products, materials, or specific marketing programs (e.g., customized promotional items) provided by the Franchisor that are beyond the scope of the standard franchise support and advertising contributions.

4.1.5 Product and Equipment Fees

The Franchisee may purchase Products and Equipment from the Franchisor as required, paying in accordance with invoices and the pricing principle in Clause 4.6.

4.1.6 Training Fees

The franchisee must pay additional fees related to initial training, further training, annual meetings, team-building events, professional training, as well as the franchisor’s annual inspections and new store openings. Training fees shall be mutually agreed upon based on the franchisee’s needs but will be calculated and charged based on the principle of actual time costs incurred. The franchisor requires the prior written consent of the franchisee before providing training services.

4.1.7 Administration Fees

The Franchisee shall pay reasonable administrative costs incurred by the Franchisor in reviewing sub-franchisee insurance policies and agreements, with itemised details provided upon request.

4.1.8 Bank Transfer Details

All payments shall be remitted to the Franchisor’s designated account:

[●]

4.2 Late Payment

Overdue amounts shall bear interest at the Hong Kong Best Lending Rate plus 4% until paid in full.

4.3 Appropriation of Payments

The Franchisor may apply payments received from the Franchisee to any outstanding sums due under this Agreement or otherwise.

4.4 Method of Payment

All amounts payable to the Franchisor must be paid by wire transfer or other methods reasonably required by the Franchisor. If legal or administrative restrictions prevent the Franchisee from making such payment, the Franchisee shall deposit the funds into the Franchisor’s designated agent account as requested.Any payment delays resulting from such circumstances shall not constitute “Late Payment” as defined in Section 4.2. The Franchisor shall not claim any late payment interest from the Franchisee on this basis.

4.5 Timely Settlement of Debts

The Franchisee shall settle all debts (including fit-out costs and supplier invoices) promptly. Failure to cure breaches after notice under Clause 11.2 constitutes default.

4.6 Reasonable Profit

The Franchisor may charge a reasonable profit on Products and Equipment, not exceeding 5% of its procurement cost. Supporting documents shall be provided upon request.

4.7 Financial Records

The Franchisee shall accurately record all sales and financial data in the electronic POS and other systems designated by the Franchisor, and retain accounting records for at least seven (7) years.

5. Continuing Obligations of the Franchisor

5.1 The Franchisor may permit the Franchisee and staff to visit its Hong Kong operations for training, at the Franchisee’s cost.

5.2 Upon request and at the Franchisee’s reasonable expense, the Franchisor shall provide induction and refresher courses to ensure ongoing technical support.

5.3 The Franchisor shall, free of charge:

●	Timely supply Marketing Materials suitable for the Territory;

●	Provide guidance and expertise on management and marketing upon reasonable written request;

●	Once per year, supply on-site troubleshooting advice for up to ten (10) Business Days (without liability for such advice).

5.4 The Franchisor shall sell Products to the Franchisee and ensure year-round supply. Where supply instability causes loss, the Franchisor shall indemnify the Franchisee.

5.5 The Franchisor reserves the right to develop or modify the Concept and shall notify the Franchisee within a reasonable time. The Franchisee may seek variation or termination if adversely affected.

6. Intellectual Property

6.1 Franchisee’s Obligations Regarding Trademarks

During the term of this Agreement and any subsequent renewal agreements, the Franchisor authorizes (or causes its subsidiaries or affiliated companies to authorize) the Franchisee to use the Trademarks within the Territory, solely for operating the Master Franchise Business and promoting the Master Franchise Business within the Territory. Any such use must comply with the Franchisor’s instructions.

6.1.1 The Franchisee undertakes not to engage in any conduct that harms or may harm the Franchisor’s interests in the Trademarks. The Franchisee shall not do anything that may impair the rights or reputation of the Trademarks. In particular, the Franchisee must operate the Master Franchise Business solely under the Trademarks and must use the Trademarks without any prefixes or suffixes. The Franchisee shall not use the Trademarks as part of its corporate name or any other name.

6.1.2 If the Franchisee discovers any third party using trademarks identical or similar to the Trademarks for business operations, the Franchisee must promptly notify the Franchisor in writing within a reasonable scope, but shall take no other action except to assist the Franchisor in taking action pursuant to this Agreement.

6.1.3 When operating the Master Franchise Business, the Franchisee must use the Trademarks associated with the System and Business and shall not use any other names unrelated to the System and Business.

6.1.4 The Franchisor may reasonably establish requirements regarding the use and display of the Trademarks from time to time and notify the Franchisee in writing via reasonable means. Upon notification, the Franchisee must comply with all such requirements concerning trademark use and display.

6.1.5 The Franchisee must ensure that all premises and related materials used in operating the Master Franchise Business and retailing or wholesaling Products prominently display the distinctive text, devices, or designs designated by the Franchisor and comply with the provisions of this Agreement regarding notification of the Franchisee’s status.

6.1.6 Upon the Franchisor’s request, the Franchisee must cooperate with the Franchisor (and/or its subsidiaries or affiliated companies) in filing any applications with trademark registries or relevant authorities to register this trademark license or other trademark licenses in the Territory as required by the Franchisor, and shall comply with the terms of such licenses. All costs and expenses for registering such Trademarks shall be borne by the Franchisor.

6.1.7 Any additional goodwill generated for the Trademarks by the Franchisee or its sub-franchisees shall be the exclusive property of the Franchisor (and/or its subsidiaries or affiliated companies).

6.1.8 Under no circumstances may the Franchisee apply to register any trademark or service mark identical to the Trademarks or any part or colorable imitation thereof.

6.1.9 In all representations of the Trademarks used in the Master Franchise Business, the Franchisee must affix, in a manner approved by the Franchisor, appropriate symbols to indicate whether the Trademarks are unregistered or registered. The Franchisee shall use reasonable efforts to ensure its sub-franchisees fully comply with this requirement.

6.1.11 If the trademarks and other signs constituting the Trademarks can no longer be used, or if the Franchisor determines that replacing them with different trademarks or signs would benefit the business, the Franchisor reserves the right to replace, add, or revoke such trademarks and signs effective as of the execution date of this Agreement. In such cases, the use of replaced trademarks and signs shall remain subject to the terms of this Agreement, and all costs arising from replacement (including but not limited to costs for replacing signage displayed at business premises) shall be borne by the Franchisor.

6.1.12 The Franchisee must use the Trademarks strictly in accordance with the System and the standards and specifications associated with and symbolic of the Trademarks.

6.1.13 The Franchisee shall not use the Trademarks to assume any obligations or liabilities on behalf of the Franchisor.

6.1.14 The Franchisor (and/or its subsidiaries or affiliated companies) shall be responsible for handling all trademark-related matters. The Franchisor shall decide at its sole discretion whether to take action against any actual or suspected trademark infringement and may require the Franchisee to cooperate in handling any litigation, claims, or proceedings related to the Trademarks upon request, with costs borne by the Franchisor.

6.1.15 Without the Franchisor’s prior written approval, the Franchisee shall not use the Trademarks to design, produce, or manufacture any items, goods, equipment, or consumables for any purpose.

6.1.16 The Franchisee must purchase all products, items, equipment, or consumables bearing the Trademarks exclusively from the Franchisor under the Franchisor’s standard business terms and conditions, with pricing subject to Article 4.6 of this Agreement. Payment to the Franchisor shall be made in advance by bank transfer

6.2 Ownership

All intellectual property, including Trade Marks, patents, copyrights, designs and trade secrets, is owned by the Franchisor.

6.3 Licence

The Franchisor grants the Franchisee a non-exclusive, non-transferable licence to use such IP within the Business during the Term.

6.4 Protection

The Franchisee shall safeguard the IP and notify the Franchisor of any infringement.

6.5 Post-Termination

All IP licences terminate upon termination; the Franchisee shall cease use and destroy or return all materials as directed.

7. Obligations of the Franchisee

7.1 Operate the Master Franchise Business to high standards under the Trade Marks and promote and protect the Trade Marks within the Territory only.

7.2 Purchase Products, Equipment or other items solely from the Franchisor or approved suppliers at prices consistent with Clause 4.6.

7.3 Commence operations only after completion of Initial Training and certification.

7.4 Maintain communication links with the Franchisor and ensure sub-franchisees do likewise.

7.5 Comply with all applicable laws and regulations, particularly safety, fire, health, and data protection.

7.6 Maintain customer databases in compliance with privacy laws and permit quality-control access by the Franchisor.

7.7 Conduct the Business diligently, upholding integrity and courtesy, and avoid any action that could harm the Franchisor’s reputation.

7.8 Prominently display the Trade Marks internally and externally.

7.9 The Franchisee shall not establish its own website or social-media accounts; all promotions must use Franchisor-approved channels.

7.10 Provide all legally required information to customers and avoid misleading statements.

7.11 Display and sell only Franchisor-approved merchandise per retail display guidelines.

7.12 Purchase necessary items before commencing operations and during any renewal period from approved channels.

7.13 Cooperate fully in quality-control activities and ensure third-party compliance.

7.14 If the quality of goods from approved suppliers falls short, switch to alternative suppliers as notified.

7.15 Purchase all Equipment and machinery through the Franchisor; all installation and maintenance requests shall be handled via the Franchisor.

7.16 Install and operate the Franchisor-designated POS system at the Franchisee’s cost and link it to the Franchisor’s central computer, observing data-protection laws.

7.17 Notify the Franchisor of major customer complaints within three (3) Business Days and handle them as directed. The Franchisor may intervene and may represent the Franchisee in litigation.

8. Premises Management

8.1 The Franchisee shall maintain the Premises’ painting, cleanliness, decoration and equipment to professional standards prescribed by the Franchisor.

8.2 Fit-out and renovation must conform to the Franchisor’s requirements using Franchisor-approved suppliers.

8.3 The Franchisee shall not operate outside the approved Premises.

8.4 Store design requires Franchisor approval; modifications need prior consent.

9. Promotion and Advertising

9.1 The Franchisee shall not use any advertising deemed inappropriate by the Franchisor and shall provide copies of all advertising within a reasonable time.

9.2 The Franchisee shall ensure all local advertising by sub-franchisees complies with the Franchisor’s style, format and ethical standards.

10. Limitation of Liability

Nothing in this Agreement limits or excludes either party’s liability for:
a) Fraud, fraudulent misrepresentation or wilful default; or
b) Any matter for which it is unlawful to limit or exclude liability.

11. Termination

11.1 Either party may terminate this Agreement by thirty (30) days’ written notice without prejudice to accrued rights. No notice is required where termination is due to the default of the other party.

11.2 If a party breaches this Agreement, the other may require rectification within thirty (30) days, failing which it may terminate immediately.

11.3 Cessation of Business – Upon termination:

(a) The Franchisee shall immediately pay all sums due up to the termination date (except where termination is caused by the Franchisor);

(b) Cease the Business and use of Trade Marks (save to sell fully paid Products);

(c) Cease all use of IP;

(d) Forward all enquiries and potential customer information to the Franchisor;

(e) Cease using any software and return related elements;

(f) Return all Manuals, franchise materials and Trade-Mark-bearing items;

(g) Pay all debts and allow deductions from Product sales;

(h) Cease use of communication addresses and assist in changes;

(i) Transfer domain names to the Franchisor;

(j) Deliver all mobile and communication devices;

(k) Execute documents necessary to effect the above;

(l) Permit the Franchisor to access the Premises and Systems.

11.4 Return of Equipment – The Franchisee shall return all Equipment within fourteen (14) days, bearing custody and insurance until then; transport costs borne by the Franchisor.

11.5 Return of Deposit – The Franchisor shall refund any product deposits after deducting sums due.

11.6 Right of Entry – Failure to return Equipment permits the Franchisor to enter the Premises and recover items without notice.

12. Assignment and Dealings

Except as expressly provided, the Franchisee shall not assign, charge, subcontract, declare a trust over or otherwise deal with its rights or obligations under this Agreement.

13. Indemnity

13.1 The Franchisee shall indemnify the Franchisor and its directors, officers, employees and agents against all losses arising from the Franchisee’s acts, omissions or breaches, including:
(a) Any liability arising in the Business;
(b) Non-compliance with this Agreement or applicable laws;
(c) Claims arising from the Franchisee’s products or services;
(d) Acts of the Franchisee’s employees or agents.

13.2 The Franchisor shall promptly notify the Franchisee of any claim and provide information. The Franchisee may participate in defence and bear legal costs.

13.3 The Franchisor is not liable for losses arising from the Franchisee’s acts or omissions.

14. Confidential Documents

14.1 Each party shall keep confidential all documents and information (“Confidential Information”) received from the other and shall not disclose or use such information beyond the scope of this Agreement without consent.

14.2 Each party shall ensure its employees and representatives comply with this clause.

15. Non-Competition and Restrictive Covenants

15.1 During the Term and for two (2) years thereafter, the Franchisee shall not within the Territory directly or indirectly operate any business identical or similar to the Franchisor’s business.

15.2 During the Term and for two (2) years thereafter, the Franchisee shall not solicit or entice away the Franchisor’s employees or distributors.

15.3 The Franchisee shall not, during the Term and for three (3) years thereafter, disclose or use any of the Franchisor’s trade secrets or proprietary information.

15.4 The Franchisee acknowledges that these covenants are reasonable and necessary to protect the Franchisor’s interests.

16. General Provisions

16.1 Force Majeure – Neither party is liable for delay or failure caused by events beyond its reasonable control; performance is suspended for the period of such event. If it continues for three (3) months, the unaffected party may terminate with one (1) month’s written notice.

16.2 Confidentiality

(a) Each party undertakes that, during the term of this Agreement and for three (3) years after its termination or expiration, it shall not disclose to any third party the other party’s confidential business, affairs, customers, suppliers, or similar information, except where authorized or required by law.

(b) Each party may disclose Confidential Information to its employees, representatives (including professional advisors) who need to know such information to exercise rights or perform obligations, and shall ensure they comply with the confidentiality provisions. When disclosure is required by law, it must be made through lawful procedures and limited to the extent necessary; such disclosure shall not constitute a breach of confidentiality obligations.

(c) Neither party shall use the other party’s Confidential Information for any purpose outside the scope of this Agreement.

16.3 Entire Agreement – This Agreement, the Manual and related documents constitute the entire agreement and supersede all prior agreements.

16.4 Variation – Any amendment must be in writing and signed by both parties.

16.5 Waiver – Failure or delay to exercise any right is not a waiver; partial exercise does not preclude further exercise.

16.6 Severability – If any provision is held invalid, the remaining provisions remain in force, and the parties shall substitute a valid provision.

16.7 Notices – All notices shall be in writing and delivered by hand, registered mail, fax or email and deemed received upon delivery, signature or successful transmission.

16.8 No Partnership or Agency – Nothing in this Agreement creates a partnership, joint venture or agency.

16.9 Employment Costs – The Franchisee is solely responsible for wages, MPF contributions and other employment costs of its staff.

17. Governing Law and Dispute Resolution

17.1 This Agreement is governed by Hong Kong law. The courts of Hong Kong have exclusive jurisdiction over any dispute or claim (including non-contractual disputes).

17.2 Each party remains independent unless further agreements are made.

17.3 If any provision or application is held invalid or unenforceable, the remainder of the Agreement and other applications of that provision shall not be affected.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

For and on behalf of the Franchisor		For and on behalf of the Franchisee

MY BEAUTY TECHNOLOGY LIMITED		[●]

Name:	Kit Wong	Name:	[●]
Title:	Director	Title:	[●]
Date:	[●]	Date:	[●]

*

**